Exhibit 99.1

CORPORATE HEADQUARTERS

15601 Dallas Parkway

Suite 600

Addison, Texas 75001

866.655.3600

behringerharvard.com

INVESTOR INFORMATION

For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

Commentary

Fund Details

•      In July, the Fund sold the Woodall Rodgers property, an office building and bank drive-thru facility in the prestigious uptown area of Dallas, for $10.45 million. When combined with the $4.2 million sale of an adjacent undeveloped parcel of land in April 2005, these aggregate sales represent an approximate 16 percent cash-on-cash return on the asset.

•      The Mountain Village Development Review Board approved our plans to construct 23 luxury condominiums on a picturesque mountaintop location in Telluride, Colorado. We obtained financing in October and began site preparation in December.

•      The Hotel Palomar, along with the Exhale® spa and Central 214 restaurant, opened in mid-September to rave reviews from guests and the media. The additional restaurant and retail components of the development are expected to open in early 2007. Interest in the condominium units at the Hotel Palomar and Residences has increased since the hotel’s opening.

•      Investors continued to receive monthly distributions at a 3 percent annualized rate, excluding special distributions.

Financial Statement Details

•      Total revenue from continuing operations during the third quarter was approximately $3.2 million, as compared to $6.3 million during the second quarter. This difference is accentuated by increased revenue in the second quarter from a $1.8 million early termination fee related to Citigroup’s planned departure from the 250/290 John Carpenter Freeway property and decreases in rental revenue during the third quarter arising from Citigroup’s departure and the sale of the Woodall Rodgers property. Prospect traffic for replacing the Citigroup tenancy is positive and our capital improvement program at that asset is well underway.

•      Operating expenses increased approximately $1.3 million during the third quarter. The additional expenses largely resulted from $400,000 in planned pre-opening costs and $500,000 in property operating expenses at the Hotel Palomar and additional operating expense increases spread among the other properties in the Fund.

•      The third quarter produced net income of approximately $78,000, as compared to a net loss of $202,000 in the second quarter due to write-offs related to the early termination of the Citigroup lease offset by the decrease in revenue and increase in operating expenses mentioned above. The increase in net income is primarily a result of the $2.7 million sale of the Woodall Rodgers property and the third quarter’s $1.9 million decrease in depreciation and amortization expenses.

BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP (Unaudited)

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit amounts)	Sep. 30, 2006	Dec. 31, 2005
Assets
Real estate
Land	$29,053	$26,041
Buildings, net	97,650	67,143
Real estate under development	53,121	46,210
Total real estate	179,824	139,394

Cash and cash equivalents	27,173	15,770
Restricted cash	4,116	3,465
Accounts receivable, net	1,076	1,963
Receivables from affiliates	—	10
Prepaid expenses and other assets	935	156
Notes receivable	206	—
Lease intangibles, net	9,881	17,229
Deferred financing fees, net	1,512	2,590
Total assets	$224,723	$180,577

Liabilities and partners’ capital
Liabilities
Notes payable	$122,541	$78,307
Accounts payable	4,841	2,964
Payables to affiliates	124	325
Acquired below market lease intangibles, net	216	311
Distributions payable	267	278
Accrued liabilities	5,290	2,537
Total liabilities	133,279	84,722
Minority interest	6,801	7,128
Partners’ capital
Limited partners — 11,000,000 units authorized; 10,842,619 units and 10,903,812 units issued and outstanding at September 30, 2006 and December 31, 2005, respectively	84,643	88,727
General partners	—	—
Total partners’ capital	84,643	88,727
Total liabilities and partners’ capital	$224,723	$180,577

BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP (Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	9 mos. ended Sep. 30, 2006	9 mos. ended Sep. 30, 2005
Cash flows from operating activities:
Net income (loss)	$(1,093)	$23
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Minority interest	(585)	93
Equity in losses of investments in unconsolidated joint ventures	—	742
Gain on sale of assets	—	(1,096)
Gain on sale of discontinued operations	(2,758)	—
Depreciation and amortization	9,356	5,613
Change in accounts receivable	887	(582)
Change in prepaid expenses and other assets	(779)	129
Change in accounts payable	273	735
Change in accrued liabilities	2,462	482
Addition of lease intangibles	(564)	(174)
Cash provided by operating activities	7,199	5,965

Cash flows from investing activities
Purchases of real estate	—	(64,088)
Purchases of properties under development	(7,089)	(4,668)
Capital expenditures for properties under development	(38,340)	(9,123)
Purchases of investments in unconsolidated joint ventures	—	(424)
Purchases of property and equipment	(973)	(352)
Change in notes receivable	(206)	—
Proceeds from the sale of assets	—	4,010
Proceeds from the sale of discontinued operations	9,836	—
Change in restricted cash	(651)	(1,790)
Cash used in investing activities	(37,423)	(76,435)

Cash flows from financing activities
Proceeds from notes payable	49,319	28,620
Payments on notes payable	(5,085)	(2,474)
Financing costs	—	(709)
Proceeds from the sale of limited partnership units	—	40,218
Redemptions of limited partnership units	(221)	(682)
Offering costs	—	(3,939)
Distributions	(2,453)	(3,285)
Distributions to minority interest holders	(29)	(38)
Contributions from minority interest holders	287	1,852
Change in limited partners’ subscriptions	—	(4,732)
Change in restricted cash	—	4,730
Change in receivables or payables to affiliates	(191)	332
Cash flows provided by financing activities	41,627	59,893

Net change in cash and cash equivalents	11,403	(10,577)
Cash and cash equivalents at beginning of period	15,770	36,504
Cash and cash equivalents at end of period	$27,173	$25,927

Supplemental disclosure:
Cash paid for interest, net of interest capitalized	$2,415	$546

Non-cash investing activities:
Capital expenditures for properties under development in accounts payable	$1,603	$2,104
Property and equipment additions in accrued liabilities	$92	$298

Non-cash financing activities:
Limited partnership units issued under distribution reinvestment plan	$—	$100

BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP (Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit amounts)	3 mos. ended Sep. 30, 2006	3 mos. ended Sep. 30, 2005	9 mos. ended Sep. 30, 2006	9 mos. ended Sep. 30, 2005
Rental revenue	$3,197	$4,113	$13,923	$7,220

Expenses
Property operating expenses	1,544	481	2,960	877
Real estate taxes	734	720	2,249	1,142
Property and asset management fees	321	278	969	428
General and administrative	184	199	584	599
Preopening costs	795	—	1,186	—
Interest expense, net	1,117	143	2,781	412
Depreciation and amortization	1,512	2,230	7,555	4,347
Total expenses	6,207	4,051	18,284	7,805

Interest income	243	64	435	625
Equity in losses of investments in unconsolidated joint ventures	—	(162)	—	(742)
Gain on sale of assets	—	—	—	1,096
Other loss	—	(6)	—	—
Minority interest	401	(71)	585	(93)
Income (loss) from continuing operations	$(2,366)	$(113)	$(3,341)	$301

Discontinued operations
Loss from discontinued operations	(314)	(154)	(510)	(278)
Gain on sale of discontinued operations	2,758	—	2,758	—
Income (loss) from discontinued operations	$2,444	$(154)	$2,248	$(278)

Net income (loss)	$78	$(267)	$(1,093)	$23

Net income (loss) allocated to general partners	$—	$—	$—	$—

Net income (loss) allocated to limited partners	$78	$(267)	$(1,093)	$23

Weighted average number of limited partnership units outstanding	10,867	10,987	10,886	10,698

Per limited partnership unit information basic and diluted
Income (loss) from continuing operations	(0.22)	(0.01)	(0.31)	0.03
Income (loss) from discontinued operations	0.23	(0.01)	0.21	(0.03)
Basic and diluted net income (loss) per limited partnership unit	$0.01	$(0.02)	$(0.10)	$(0.00)

The accompanying unaudited consolidated financial statements do not include all of the information and note disclosures required by generally accepted accounting principals (GAAP). The financial statements include all adjustments (of a normal recurring nature) necessary to present fairly our consolidated financial position as of September 30, 2006 and December 31, 2005 and our unaudited condensed consolidated results of operations and cash flows for the periods ended September 30, 2006 and 2005. A copy of the Partnership’s Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov, or by visiting behringerharvard.com, or by written request to the Partnership at its corporate headquarters.

This quarterly report summary contains forward-looking statements, including discussion and analysis of the financial condition of Behringer Harvard Short-Term Opportunity Fund I LP (which may be referred to as the “Partnership,” “we,” “us,” or “our”) and our subsidiaries, our anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our investors in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of management based on their knowledge of the business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Market Details

•                  Telluride – According to the Telluride Real Estate Corporation, property prices in the region are still appreciating. The average price for a Mountain Village Condominium property in the third quarter was approximately $1.5 million compared to approximately $1.1 million at the end of 2005—a 36 percent increase.

•                  Dallas (remaining Fund assets) – Grubb & Ellis Research reports that the Dallas-Fort Worth Metroplex office market absorbed more than 1.6 million square feet of office space during the third quarter and showed increased occupancy for the ninth consecutive quarter.

BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP (Unaudited)

NET OPERATING INCOME (LOSS) (NOI)

(in thousands)	3 mos. ended Sep. 30, 2006	3 mos. ended Jun. 30, 2006

Rental revenue	$3,197	$6,271

Operating expenses
Property operating expenses	1,544	629
Real estate taxes	734	761
Property and asset management fees	321	316
Preopening costs	795	391
Less: Asset management fees	(133)	(129)
Total operating expenses	3,261	1,968

Net operating income (loss)(1)	$(64)	$4,303

RECONCILIATION OF NOI TO NET LOSS

Net operating income (loss)(1)	$(64)	$4,303

Less: Depreciation & amortization	$(1,512)	$(3,441)
General & administrative expenses	(184)	(191)
Interest expense	(1,116)	(918)
Asset management fees	(133)	(129)
Add: Interest income	243	126
Income (loss) from discontinued operations	2,443	(87)
Minority interest	401	135

Net income (loss)	$78	$(202)

(1) Net operating income (NOI) is defined as net income, computed in accordance with GAAP, generated from properties before interest expense, asset management fees, interest income, general and administrative expenses, depreciation, amortization, minority interests and the sale of assets. Management believes that NOI provides the investor with an accurate measure of the Partnership’s operating performance because NOI reflects the operating performance of its properties and excludes certain items that are not associated with management of the properties. To facilitate understanding of this financial measure, a reconciliation of net operating income to net income has been provided in accordance with GAAP.

Published 1/07 • IN
© 2007 Behringer Harvard	6110345

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Q3

Third Quarter Report Summary